Exhibit 99.1

ADMA Biologics Announces Second Quarter 2023 Financial Results and Provides Business Update

2Q2023 Total Revenues of $60.1 Million, a 77% Y-o-Y Increase

2Q2023 Adjusted EBITDA(1) of $6.4 Million, a 160% Q-o-Q Improvement

2Q2023 Adjusted Net Loss(2) of $3.6 Million, a 74% Y-o-Y Improvement

FY2023 Total Revenue Now Expected to Exceed $240 Million, Increased from $220 Million

Adjusted EBITDA Growth Expected Over the Remainder of 2023

FY2024 and 2025 Total Revenue Guidance Increased to $275 Million and $325 Million or More, Respectively

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, Fla., Aug 9, 2023 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing, and developing specialty plasma-derived biologics, today announced its second quarter 2023 financial results and provided a business update.

“We achieved an impressive 77% YoY revenue growth rate, reaching $60.1 million during the second quarter of 2023, driven by our expanding penetration into the immune deficient patient population, our core market segment. With effective expense management, ADMA grew Adjusted EBITDA to $6.4 million during the second quarter, representing a 160% growth rate compared to the first quarter of 2023,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We believe the successful and prudent business management of our operating expenses in the second quarter, which declined compared to the first quarter, validates that ADMA’s cost structure continues to be optimized. Going forward, we anticipate compounding operating leverage driven by projected revenue and gross profit growth.”

Mr. Grossman continued, “The strong momentum achieved in 2023 has given us the confidence to increase our total revenue guidance for FY 2023, 2024 and 2025. Our innovative business model has enabled ADMA to successfully establish inroads into the substantially underpenetrated immune deficient patient population. We are confident that identified growth opportunities within this targeted patient segment will enable us to meet or exceed the newly increased financial guidance."

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.
(2) Adjusted Net Loss is a non-GAAP financial measure. For a reconciliation of Adjusted Net Loss to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

Second Quarter 2023 Milestones & Objectives:

•
Increased Revenue Guidance for FY 2023, 2024 and 2025.  Enabled by strong year-to-date momentum, ADMA increased its revenue outlook for FY 2023, 2024 and 2025. The Company now anticipates exceeding total revenues of $240 million in 2023, and generating at least $275 million and $325 million for 2024 and 2025, respectively.

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Significant Growth in Underlying Profitability. Driven by 77% year-over-year revenue growth, which reached $60.1 million during the second quarter of 2023, ADMA grew Adjusted EBITDA to $6.4 million. The rapid growth in Adjusted EBITDA excludes approximately $2.8 million in nonrecurring charges related to an IT disruption that took place during the second quarter of 2023, which impacted certain ADMA systems.  The Company took responsive steps to the IT disruption and normal course production has resumed. Most of this nonrecurring charge was included in the cost of goods sold for the second quarter; normalizing for this impact, ADMA’s estimated consolidated gross margins would have been 31-32% for the second quarter.  The Company anticipates maintaining this momentum throughout the remainder of 2023 by focusing on increasing gross profits, managing expenses, and building on the nascent Adjusted EBITDA baseline.

•
Clinically Meaningful Data Presented at Medical Symposia. At the Annual 2023 Clinical Immunology Society (CIS) Meeting, ADMA sponsored a symposium in conjunction with a national clinical expert, “Challenges Associated with Respiratory Viral Infections (RVI) in Patients with Primary Immunodeficiency: An Expert Discussion & Real-World Experience.” Despite traditional standard of care and standard immunoglobulin (IG) therapy, the expert presenter noted that >90% of patients with primary immunodeficiency (PI) continue to suffer from recurrent infections and associated complications.  Clinical data presented highlighted that more than one-third of this patient population continues to experience bronchiectasis, along with a rapid decline in lung function, adversely impacting outcomes and quality of life. Of particular significance, certain patients with PI exhibit T-cell defects and thus typically experience prolonged RVIs that present risk for bacterial superinfections and poor outcomes.  The expert presented a clinical case report in which patients at risk were successfully treated with ADMA’s unique Immune Globulin Intravenous (IVIG) intervention, ASCENIV™.

•
Mix Continues to Favorably Evolve. ASCENIV’s prescriber and patient base continued to expand during the second quarter of 2023, which drove record utilization and pull-through for the product. ADMA currently expects that the product’s rapid growth will continue throughout 2023 and beyond. Continued product mix shift towards ADMA’s higher margin product beyond current levels represents potential upside to the newly increased revenue guidance, should it occur.

•
Advanced Growth Initiatives. During the second quarter of 2023, the Company made progress advancing its identified growth opportunities.  These initiatives, if successful, may provide potential upside to the FY 2024 and 2025 revenue and earnings guidance.

o
Expanded ASCENIV Production Scale: During the second quarter, ADMA successfully advanced production of multiple batches of ASCENIV at the expanded, 4,400 Liter production scale. The Company expects that this expansion will meaningfully improve the product’s margin profile and increase plant production capacity as fewer batches will be needed to support revenue goals. We believe these benefits could be realized in earnest beginning in late 2023.

o
Yield Enhancement Opportunities: The Company continued to make progress during the second quarter of 2023 with development scale and laboratory analyses, advancing ADMA’s initiative to capture additional IG production yields, from the same quantities of starting plasma. These initiatives are subject to further evaluation, validation of commercial-scale production as well as requisite regulatory review. Should they prove successful, these yield enhancements will potentially provide significant upside to the Company’s peak financial targets.

o
Label Expansion: The ongoing post-marketing clinical studies are progressing and may provide label expansion opportunities, further strengthening ADMA’s product portfolio compared to peers, if successful.

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On-Track BioCenters Expansion. The Company’s BioCenters segment now has nine U.S. Food and Drug Administration (FDA)-licensed collection centers with one additional center operational, collecting plasma and pending FDA licensure. The Company remains on track to have all ten BioCenters FDA-licensed by year-end 2023 and, in the same period, forecasts raw material plasma supply self-sufficiency. ADMA anticipates its strong plasma supply position will support its upwardly revised production and revenue forecasts.

•
Ongoing Strategic Review. ADMA continues to evaluate a variety of strategic alternatives. While the exploration of value-creating opportunities remains a top corporate priority for ADMA, ADMA has terminated its financial advisory agreement with Morgan Stanley.

2023 & Long-Term Financial Guidance:

•
Updated 2023 Financial Guidance: ADMA now anticipates full year 2023 total revenues to meet or exceed $240 million, increased from $220 million previously. Further, ADMA anticipates continued growth in Adjusted EBITDA profitability over the remainder of 2023.  While the guidance framework considers several macroeconomic uncertainties, should ADMA’s current demand trends and margin dynamics sustain, accelerated net income profitability timelines may be achievable.

•
Updated 2024-2025 Financial Guidance:  The Company increased its intermediate term financial guidance, and now anticipates FY 2024 and 2025 total revenues to reach at least $275 million and $325 million, respectively, raised from at least $250 million and $300 million, respectively, previously. Importantly, continued product mix shifts as well as optionality from identified growth initiatives, notably yield enhancement, represent upside to these newly provided ranges.  At these revenue levels, ADMA continues to forecast achieving consolidated gross margins in the range of 40-50% and net income margins in the range of 20-30%. These assumptions translate to potential annual gross profit and net income in the range of $110-160 million and $55-100 million, respectively, during the 2024-2025 time period and beyond.

Second Quarter 2023 Financial Results:

Total revenues for the three months ended June 30, 2023 were $60.1 million, as compared to $33.9 million during the three months ended June 30, 2022, an increase of $26.2 million, or approximately 77%. The increase is due to increased sales of ADMA’s immunoglobulin products, primarily ASCENIV and BIVIGAM, as we continue to experience increased physician, payer and patient acceptance and utilization of ASCENIV and expand our customer base for BIVIGAM. The growth in product revenues during the second quarter was partially offset by a $1.4 million decrease in third-party plasma sales by ADMA’s BioCenters business segment.

Gross profit for the three months ended June 30, 2023 was $16.7 million, as compared to $7.8 million for the same period of a year ago, which represents an increase of $8.9 million. As a result, ADMA achieved a gross margin of 27.8% in the second quarter of 2023 as compared to 22.9% in the second quarter of 2022. Accounting for an estimated $2.1 million impact on second quarter cost of goods sold pertaining to an IT disruption, ADMA estimates second quarter consolidated gross margin would have been 31-32% on a normalized basis.

Consolidated net loss was $6.4 million for the second quarter of 2023, as compared to $13.8 million for the second quarter of 2022. The $7.4 million decrease in net loss was mainly due to the narrowed operating loss of $8.7 million attributable to the increased revenues and gross profit and the increase in interest income of $0.4 million, partially offset by the $1.7 million increase in interest expense. Adjusting for $2.8 million in nonrecurring charges related to an IT disruption, Adjusted Net Loss was $3.6 million for the second quarter of 2023.

ADMA grew Adjusted EBITDA to $6.4 million for the three months ended June 30, 2023, as compared to an Adjusted EBITDA loss of $6.3 million the same period of a year ago. The improvement is driven primarily by increased sales and gross profit.

At June 30, 2023, ADMA had working capital of $224.3 million, primarily consisting of $161.8 million of inventory, cash and cash equivalents of $62.5 million and $36.7 million of accounts receivable, partially offset by current liabilities of $42.0 million.

Conference Call Information
To attend the conference call on August 9, 2023 at 4:30 PM ET, participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event starting (although you may register and dial in at any time during the call). A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome, and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies. Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters operates FDA-licensed facilities specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional, and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes EBITDA, Adjusted EBITDA and Adjusted Net Loss are useful to investors in evaluating the Company’s financial performance. The Company uses EBITDA, Adjusted EBITDA and Adjusted Net Loss as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA and Adjusted Net Loss, stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Loss should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted Net Loss are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with U.S. GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc., and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “can,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations and certain non-GAAP reconciliations, expense management, financial condition and pro forma results, as well as certain underlying assumptions in connection therewith; the success of ASCENIV™ in future periods and its impact on future results of operations; yield enhancement and label expansion opportunities for the Company’s product portfolio; the higher production scale of ASCENIV and the timing for realizing related benefits; the impact of growth initiatives on our financial outlook; the timeline associated with net income profitability; the ability to obtain FDA approval of our tenth plasma collection center and the associated timing in connection therewith; and the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as benefits thereof. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com
INVESTOR RELATIONS CONTACT:
Jason Finkelstein, MBA
Managing Director, Argot Partners | 212-600-1902 | jason@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

REVENUES	$60,123,191	$33,905,007	$117,036,725	$63,008,100
Cost of product revenue	43,433,188	26,135,614	83,833,732	51,576,660
Gross profit	16,690,003	7,769,393	33,202,993	11,431,440

OPERATING EXPENSES:
Research and development	1,403,260	873,386	2,258,611	1,497,497
Plasma center operating expenses	1,333,424	3,921,486	3,113,887	7,896,075
Amortization of intangible assets	178,838	178,838	357,676	357,676
Selling, general and administrative	14,247,558	11,970,422	28,759,214	25,669,997
Total operating expenses	17,163,080	16,944,132	34,489,388	35,421,245

LOSS FROM OPERATIONS	(473,077)	(9,174,739)	(1,286,395)	(23,989,805)

OTHER INCOME (EXPENSE):
Interest income	414,304	2,269	581,275	35,337
Interest expense	(6,299,107)	(4,573,015)	(12,414,591)	(7,962,053)
Loss on extinguishment of debt	-	-	-	(6,669,941)
Other expense	(12,827)	(19,421)	(39,811)	(186,301)
Other expense, net	(5,897,630)	(4,590,167)	(11,873,127)	(14,782,958)

NET LOSS	$(6,370,707)	$(13,764,906)	$(13,159,522)	$(38,772,763)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.07)	$(0.06)	$(0.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	222,683,393	196,353,185	222,304,676	196,113,888

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$62,512,889	$86,521,542
Accounts receivable, net	36,731,612	15,505,048
Inventories	161,780,063	163,280,047
Prepaid expenses and other current assets	5,218,735	5,095,146
Total current assets	266,243,299	270,401,783
Property and equipment, net	56,305,620	58,261,481
Intangible assets, net	655,740	1,013,415
Goodwill	3,529,509	3,529,509
Right to use assets	10,003,826	10,485,447
Deposits and other assets	6,289,048	4,770,246
TOTAL ASSETS	$343,027,042	$348,461,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,084,529	$13,229,390
Accrued expenses and other current liabilities	28,745,598	24,989,349
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	979,536	905,369
Total current liabilities	41,952,497	39,266,942
Senior notes payable, net of discount	140,312,070	142,833,063
Deferred revenue, net of current portion	1,761,614	1,833,031
End of term fee	1,567,139	1,500,000
Lease obligations, net of current portion	10,221,914	10,704,176
Other non-current liabilities	449,513	350,454
TOTAL LIABILITIES	196,264,747	196,487,666

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 224,526,748 and 221,816,930 shares issued and outstanding	22,453	22,182
Additional paid-in capital	637,916,035	629,968,704
Accumulated deficit	(491,176,193)	(478,016,671)
TOTAL STOCKHOLDERS' EQUITY	146,762,295	151,974,215
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$343,027,042	$348,461,881

NON-GAAP RECONCILIATIONS

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(6,370,707)	$(13,764,906)	$(13,159,522)	$(38,772,763)
Depreciation	1,918,739	1,545,444	3,772,866	2,956,824
Amortization	178,838	178,838	357,676	357,676
Interest expense	6,299,107	4,573,015	12,414,591	7,962,053
EBITDA	2,025,977	(7,467,609)	3,385,611	(27,496,210)
Stock-based compensation	1,637,038	1,191,047	2,747,204	2,832,435
IT systems disruption	2,769,972	-	2,769,972	-
Loss on extinguishment of debt	-	-	-	6,669,941
Adjusted EBITDA	$6,432,987	$(6,276,562)	$8,902,787	$(17,993,834)

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(6,370,707)	$(13,764,906)	$(13,159,522)	$(38,772,763)
IT systems disruption	2,769,972	-	2,769,972	-
Adjusted Net Loss	$(3,600,735)	$(13,764,906)	$(10,389,550)	$(38,772,763)